UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/17/2011

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

701 San Marco Boulevard
Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 17, 2011, Interline Brands, Inc., a Delaware corporation (the "Company"), issued a press release announcing that Kenneth D. Sweder was elected as President of the Company by the Company's Board of Directors. Mr. Sweder will continue to serve as the Company's Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein in its entirety by reference.

In connection with his promotion, Mr. Sweder's base salary will be increased from $400,000 to $440,000. No other changes were made to Mr. Sweder's employment agreement. Mr. Sweder was also awarded 11,141 restricted share units and 28,377 stock options. The restricted share units will vest in 25% increments on each of the second, third, fourth and fifth anniversaries of the date of grant, contingent upon the Mr. Sweder's continued employment with the Company on the applicable vesting date or upon a change in control of the Company. The stock options will vest and become exercisable in 25% increments on each of the first, second, third and fourth anniversaries of the date of grant, contingent upon Mr. Sweder's continued employment with the Company on the applicable vesting date or upon a change in control of the Company.

Item 9.01.    Financial Statements and Exhibits

99.1 Press release of the Company dated February 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: February 17, 2011	By:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of the Company dated February 17, 2011.